Exhibit 99.1

NEWS RELEASE

Contact: Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2014 Third Quarter Financial Results

ALICE, Texas (November 14, 2014) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended September 30, 2014.

The Company reported consolidated revenues of $114.5 million for the third quarter of 2014, compared to $113.2 million for the second quarter of 2014.

Selected financial information for the quarter ended September 30, 2014:

•	Gross profit increased to $27.7 million, or 24.2% of revenues, in the third quarter of 2014, compared to $27.5 million, or 24.3%, in the second quarter of 2014.

•	GAAP net loss attributable to common shares was $1.7 million, or $0.08 per diluted share, for the third quarter of 2014, unchanged from the second quarter of 2014.

•	Adjusted EBITDA totaled $19.5 million in the third quarter of 2014, as compared to $19.6 million in the second quarter of 2014.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, and non-cash stock based compensation. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

“Demand for our services was stable this past quarter as demonstrated by the flat to slightly improved service hours per segment, ” stated John Crisp, president and chief executive officer of Forbes Energy Services.

"The full realization of recent fleet additions and an increase in 24-hour work for our conventional service rigs drove Well Servicing segment revenue up proportionally with utilization rates."

“Our Fluid Logistics segment maintained market share through the third quarter. However, we did experience a decline in revenue due to supply chain dynamics associated with the logistics and geography of the work performed. We expect consistent run rates for our equipment through the year's end and activity levels based on a longer term outlook of commodity price trends."

Forbes Energy Services Reports 2014 Third Quarter Results    Page 2

Business Segment Results

Well Servicing Segment

In the third quarter of 2014, well servicing segment revenues increased $3.5 million, or 5.1% to $73.9 million, compared to $70.4 million in the second quarter of 2014. The increase in revenues was primarily driven by an increase in well servicing hours. Segment gross profit totaled $20.1 million, or 27.2% of revenues, in the third quarter of 2014, compared to $16.3 million, or 23.2% of revenues, for the second quarter of 2014 resulting from increased well service hours and stable operating expenses.

The Company recorded approximately 129,362 well service hours for the third quarter of 2014, compared to 125,486 in the second quarter of 2014. Capital expenditures in the well servicing segment for the quarter ended September 30, 2014, were approximately $5.3 million. Capital additions included one new well service rig, related equipment and vehicles.

As of September 30, 2014, the Company had 169 well service rigs, nine tubing testing systems, four pump-down units and six coiled tubing spreads.

Fluid Logistics Segment

In the third quarter of 2014, fluid logistics segment revenues decreased $2.3 million, or 5.4%, to $40.5 million, compared to $42.8 million in the second quarter of 2014. This decrease in revenues was driven by the customer and geographic mix of work performed for the quarter that resulted in more competitive rates for trucks and rental equipment. Gross operating profit for the fluid logistics segment totaled $7.5 million, or 18.5% of revenues, in the third quarter of 2014, compared to $11.2 million, or 26.2% of revenues, in the second quarter of 2014.

The Company recorded 271,916 truck hours during the third quarter of 2014, compared to 270,964 hours in the second quarter of 2014. The Company’s heavy truck fleet totaled 603 at September 30, 2014, which included 462 vacuum trucks. Capital expenditures for the fluid logistics segment were approximately $4.8 million for the quarter ended September 30, 2014, and were mainly associated with the procurement of specialized fluid-related equipment.

Liquidity and Capital Resources

As of September 30, 2014, the Company had $35.2 million in unrestricted cash and $1.4 million of restricted cash. As of November 12, 2014, the Company had $39.3 million in unrestricted cash and the secured credit facility remained undrawn, except for the letters of credit in the amount of $5.9 million. The Company also had $280.0 million in aggregate face amount of 9.0% Senior Notes and $12.7 million of other notes outstanding.

Forbes Energy Services Reports 2014 Third Quarter Results    Page 3

Conference Call

The Company will host a conference call to discuss its second quarter results at 9:30 a.m. Eastern Time (8:30 a.m. Central) Friday, November 14, 2014. To access the call, please dial 877-303-1298 and provide the Conference ID: 34203374. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until November 27, 2014. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding market conditions and outlook and the acquisition and benefit of new capital assets. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; domestic spending in the oil and natural gas industry; the Company's ability to maintain or improve pricing for its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014, which will be submitted for filing on or about November 14, 2014, with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Reports 2014 Third Quarter Results    Page 4

Forbes Energy Services Ltd.
Selected Statement of Operations Data (unaudited)
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues
Well servicing	$73,940	$62,079	$213,389	$166,876
Fluid logistics	40,526	42,775	124,163	143,398
Total revenues	114,466	104,854	337,552	310,274
Expenses
Well servicing	53,795	50,073	160,244	132,915
Fluid logistics	33,016	34,973	94,959	106,851
General and administrative	8,943	7,955	26,514	22,906
Depreciation and amortization	13,810	13,376	40,616	39,573
Total expenses	109,564	106,377	322,333	302,245
Operating income (loss)	4,902	(1,523)	15,219	8,029
Interest expense, net	(7,014)	(7,090)	(21,208)	(21,102)
Loss from continuing operations before taxes	(2,112)	(8,613)	(5,989)	(13,073)
Income tax benefit	(569)	(2,961)	(1,659)	(4,156)
Loss from continuing operations	(1,543)	(5,652)	(4,330)	(8,917)
Loss from discontinued operations, net of tax	—	(59)	—	(295)
Net loss	(1,543)	(5,711)	(4,330)	(9,212)
Preferred stock dividends	(194)	(194)	(582)	(582)
Net loss attributable to common shareholders	$(1,737)	$(5,905)	$(4,912)	$(9,794)
Loss per share of common stock from continuing operations
Basic and Diluted	$(0.08)	$(0.27)	$(0.23)	$(0.44)
Loss per share of common stock from discontinued operations
Basic and Diluted	$—	$(0.01)	$—	$(0.02)
Loss per share of common stock
Basic and Diluted	$(0.08)	$(0.28)	$(0.23)	$(0.46)
Weighted average number of shares outstanding
Basic and Diluted	21,799	21,438	21,718	21,410

Forbes Energy Services Ltd.
Selected Balance Sheet Data (unaudited)
(in thousands)

	September 30,	December 31,
	2014	2013
Cash	$35,212	$26,409
Accounts receivable, net	90,751	81,618
Working capital	79,153	70,294
Other intangibles, net	23,008	25,154
Total assets	493,443	500,558
Total debt	292,672	299,640
Deferred tax liability	19,395	21,610
Shareholders' equity	117,920	121,018

Forbes Energy Services Ltd.
Selected Operating Data

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Working days	66	66	194	194

Rig hours	129,362	118,860	382,825	327,953

Truck hours	271,916	281,785	793,649	914,074

Forbes Energy Services Ltd.
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA (unaudited)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net loss from continuing operations	$(1,543)	$(5,652)	$(4,330)	$(8,917)
Depreciation and amortization	13,810	13,376	40,616	39,573
Interest expense, net	7,014	7,090	21,208	21,102
Income tax benefit	(569)	(2,961)	(1,659)	(4,156)
Share-based compensation	832	1,194	2,812	2,822
Adjusted EBITDA	$19,544	$13,047	$58,647	$50,424